UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 30, 2005

EARTHNETMEDIA, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-57514 95-4834274

(Commission File Number) (I.R.S. Employer Identification No.)

222 Amalfi Drive, Santa Monica, California 90402

(Address of Principal Executive Offices) (Zip Code)

(310) 459-1081

(Registrant's Telephone Number, Including Area Code)

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(Former name or former address, if changed since last report.)

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 21, 2005 the Board of Directors of the Registrant adopted a resolution to amend Article I and Article IV of the Articles of Incorporation of EarthNetMedia, Inc. to change the name of the corporation and amend the Company's authorized capital as follows:

FIRST The name of the corporation is INTERNATIONAL TELECOMMUNICATIONS, INC.

FOURTH The total authorized capital stock of the corporation shall be Two Hundred Million (200,000,000) shares. Such shares shall be divided into two classes, to wit: One Hundred Fifty Million (150,000,000) common shares having a par value of $0.001; and Fifty Million (50,000,000) Series A Preferred Shares having no par value. The Board of Directors is authorized to adopt a resolution to provide for the preferences and other incidents of ownership of Series A Preferred Shares.

The Board resolution recommended the adoption of the amendments by stockholders. On June 21, 2005, the proposed amendments to the Articles of Incorporation were approved by the written consent of 45,242,000 of the 54,558,800 common shares of the corporation which were outstanding on that date.

On June 24, 2005, a Certificate of Amendment to Articles of Incorporation of EarthNetMedia, Inc. containing the amendments quoted above were filed with the Secretary of State of Nevada. A true and correct copy of the Certificate of Amendment is attached as Exhibit 1 to this Form 8-K.

Item 3.03 Material Modifications to Rights of Security Holders.

On June 21, 2005 the Board of Directors adopted a resolution to effect a One (1) for Two Hundred share reverse split of the outstanding common shares of the Registrant (the "Reverse Split") and recommended that stockholders approve the Reverse Split. Also on June 21, 2005 the Reverse Split was approved by the written consent of 45,242,000 of the 54,558,800 common shares of the corporation that were outstanding on that date. The stated reason for the action was to facilitate the acquisition of additional business opportunities and enhance the capital structure of the corporation with regard to the trading market for the Company's shares. The Board did not establish an effective date for the Reverse Split by this resolution. However, on July 15, 2005 the Board of Directors adopted a related resolution establishing August 1, 2005 or such other date as may be established by further resolution of the Board of Directors as the effective date for the Reverse Split. It is presently anticipated that the Reverse Split will be effective on August 1, 2005.

Item 9.01 Financial Statements and Exhibits

Financial Statements: Not Applicable

Exhibits:

Exhibit (3)(i) Certificate of Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHNETMEDIA, INC.

(Registrant)

Dated: July 18, 2005

/s/ Alie Chang

Alie Chang, President and Chief Executive Officer, Director

/s/ Felizian Paul

Felizian Paul, Chairman of the Board, Chief Financial Officer and Treasurer

/s/ Angi Ma

Angi Ma, Corporate Secretary